UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2011 (February 18, 2011)

CORPORATE RESOURCE SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30734	80-0551965
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

160 Broadway, 11th Floor, New York, NY		10038
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (646) 443-2380

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 18, 2011, Corporate Resource Services, Inc. (the “Company”) appointed Scott Schecter as Chief Financial Officer.  For the prior year, Mr. Schecter, age 54, served as a consultant to the Company in its accounting and finance department.  Prior to that, Mr. Schecter served as the Chief Executive Officer of Hydrogen Corporation from October 2008 to December 2009 and before that as Hydrogen Corporation’s Chief Financial Officer starting in April 2005.  Hydrogen Corporation was a manufacturer of multi-megawatt stationary fuel cell power plants.  In connection with his service as a consultant to the Company, Mr. Schecter was paid approximately $280,000 consisting of consulting fees of approximately $230,000  and a bonus of $50,000.  Mr. Schecter is not related to any of the Company’s officers or directors.

In connection with the appointment of Mr. Schecter as Chief Financial Officer, the Company entered into an employment agreement with him dated as of February 18, 2011 (the “Effective Date”).  The employment agreement provides for a term of employment beginning on the Effective Date and ending on September 30, 2015 (the “Term”).  During the Term, Mr. Schecter shall receive an annual salary of $300,000, which the Company may increase at its discretion.  Mr. Schecter also received a signing bonus of $25,000 in connection with his entry into the employment agreement.  During the Term, Mr. Schecter shall also receive or be entitled to reimbursement for the cost of medical, life and long term disability insurance, and shall be entitled to receive a bonus in an amount up to half of his annual salary based upon achievement of performance goals, provided that he remains employed until December 31 of each year during the Term.

Mr. Schecter’s employment agreement provides that he shall receive an award of 555,000 restricted share units (“RSUs”) on or before March 15, 2011.  185,000 RSUs will vest immediately upon grant, and an additional 185,000 RSUs will vest on each of March 1, 2012 and December 31, 2012, subject to Mr. Schecter remaining employed by the Company on such dates.

During the Term, if Mr. Schecter is terminated without “cause” (as defined in the employment agreement), then any unvested RSUs will immediately vest and Mr. Schecter shall be entitled to receive a pro-rated bonus in the year he is terminated, to the extent the performance goals have been satisfied, as well as his salary and insurance coverage for a period of one year.  In the event that his employment continues after the Term and he is terminated without “cause,”  then Mr. Schecter shall receive a pro-rated bonus under certain circumstances, as well as the other above benefits, for a period of six months.

Mr. Schecter may resign during the Term for “good reason” (as defined in his employment agreement), in which case he will receive the same benefits that he is entitled to if his employment was terminated “without cause” during the Term.  If his employment shall continue after the Term, and he were to resign for “good reason,” then, Mr. Schecter shall be entitled to the same benefits as if he was terminated “without cause” following the expiration of the Term.

Upon the occurrence of certain events of a “change in control” (as defined in the employment agreement) during the Term, Mr. Schecter may resign, and would be entitled to receive a lump sum amount equal to two years of his annual salary, a pro-rated bonus in the year his resignation occurred, to the extent the performance goals have been achieved, and insurance coverage for a two year period.

The benefits payable to Mr. Schecter upon the termination of his employment without “cause,” upon his resignation for “good reason,” or following his resignation after a “change in control” will be contingent upon Mr. Schecter’s execution of a general release and waiver in favor of the Company, its officers, directors, shareholders and affiliates.

The foregoing summary is qualified in its entirety by reference to the complete text of the employment agreement, a copy of which is filed with this Current Report on Form 8-K as Exhibit 10.1 and which is incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits.

 (d) Exhibits.

Exhibit Number	Description of Exhibit

10.1	Employment Agreement, dated as of February 18, 2011, by and between Corporate Resource Services, Inc. and Scott Schecter

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Corporate Resource Services, Inc.

By:	/s/ Jay H. Schecter
Name: Jay H. Schecter
Title: Chief Executive Officer

Dated:  February 25, 2011

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

10.1	Employment Agreement, dated as of February 18, 2011, by and between Corporate Resource Services, Inc. and Scott Schecter